Exhibit 99.1

OpGen Provides Update on Business Operations and Strategic Opportunities

ROCKVILLE, Md., April 29, 2024 (GLOBE NEWSWIRE) – OpGen, Inc. (Nasdaq: OPGN, “OpGen” or “the Company”) announced today that it entered into an agreement to sell its commercial customer contracts and installed base of Unyvero systems to Camtech Pte Ltd (“Camtech”), a Singaporean family office for $218,000. The transaction follows Camtech’s prior acquisition of all of Curetis GmbH’s (“Curetis”), the Company’s subsidiary, Unyvero assets, rights and businesses, as part of Curetis’ insolvency proceedings.

In addition, the Company’s subsidiary, Ares Genetics GmbH, sold all of its assets, including the ARESdb database and intellectual property portfolio to bioMerieux S.A., as part of Ares Genetics’ insolvency proceedings. Since the sales of both Curetis and Ares Genetics’ assets occurred as part of their insolvency proceedings, OpGen did not participate or have any involvement in such transactions.

OpGen plans to work with Camtech and the Curetis team during the upcoming months to transfer and transition its U.S. Unyvero customers and business. OpGen also offered Camtech the opportunity to acquire its remaining inventory of Unyvero systems for up to an additional $176,000. Until such sale for the remaining inventory is completed, OpGen will maintain commercial operations and service support for the Unyvero systems.

The Chairman and CEO of OpGen, David Lazar, commented: “These transactions are consistent with our strategy of preparing OpGen for a potential strategic transaction, including a potential reverse merger of a private company into OpGen. We believe a strategic transaction would be an attractive proposition to OpGen stockholders who could benefit from future value growth.”

About OpGen, Inc.

OpGen, Inc. (Rockville, Md., U.S.A.) is a precision medicine company harnessing the power of molecular diagnostics and bioinformatics to help combat infectious disease. The Company distributes molecular microbiology solutions that help guide clinicians with more rapid and actionable information about life threatening infections to improve patient outcomes, and decrease the spread of infections caused by multidrug-resistant microorganisms, or MDROs.

For more information, please visit www.opgen.com

Forward-Looking Statements

This press release includes statements regarding the sale of certain assets as well as the sale of assets by the Company’s subsidiaries as part of their insolvency proceedings. These statements and other statements regarding OpGen’s future plans and goals constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties that are often difficult to predict, are beyond our control, and which may cause results to differ materially from expectations. Factors that could cause our results to differ materially from those described include, but are not limited to, our ability to regain compliance with Nasdaq Listing Rules, our ability to continue to finance our business and operations, and our liquidity and working capital requirements. For a discussion of the most significant risks and uncertainties associated with OpGen’s business, please review our filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which are based on our expectations as of the date of this press release and speak only as of the date of this press release. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

OpGen:
David E. Lazar
CEO
InvestorRelations@opgen.com